Exhibit 99.1

INmune Bio Inc. Announces Approval of Clinical Trial Application by the U.K. Medicines and Healthcare Products Regulatory Agency for Phase 2 Clinical Trial in Alzheimer’s Disease

The authorization provides approval for the Company to expand the ongoing Phase 2 trial of XPro™ in patients with early Alzheimer’s disease to the U.K.

Boca Raton, Florida, Sept. 05, 2023 (GLOBE NEWSWIRE) -- INmune Bio, Inc. (NASDAQ: INMB) (the “Company”), a clinical-stage immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease, today received authorization of its Clinical Trial Application (CTA) by the Medicines and Healthcare products Regulatory Agency (MHRA) to initiate a Phase 2 trial in Early Alzheimer’s disease (AD) with XPro™. The U.K. CTA is part of the Company’s international clinical development strategy for XPro™ in patients with early AD. The trial is also enrolling patients in Australia and Canada.

The AD02 Phase 2 clinical trial is a global, multi-center, randomized clinical study in patients diagnosed with early Alzheimer’s disease. In a prior Phase I open-lab trial, INmune Bio met all primary and secondary endpoints. AD patients treated with XPro™ exhibited significant reductions in neuroinflammation, improved axonal integrity, and improved synaptic function. Using sophisticated MRI imaging techniques that allow a “virtual biopsy” of the brain, treatment of XPro™ demonstrated improvements in the structural integrity of both gray and white matter in the brain.

“We believe that the United Kingdom serves as an optimal setting for conducting clinical studies on Alzheimer’s disease. The medical community in the region is highly sophisticated, and patients, along with their dedicated caregivers, exhibit strong motivation to Alzheimer’s trials. Moreover, the government recognizes that Alzheimer’s represents not only a medical challenge but also an economic concern,” remarked Dr. RJ Tesi, CEO of INmune Bio. “We firmly believe that establishing clinical study sites for AD02 in the UK will accelerate patient enrollment in this vital clinical trial, offering novel treatment options to individuals grappling with this debilitating condition.”

The UK has one of the highest rates of AD in the western world (47 cases per 100,000 patients) with almost one million patients  diagnosed with dementia. In 2021, the estimated cost of dementia care in the UK was £25 billion. Dementia is expected to be the costliest health condition by 2030 and the UK is not in a unique situation. Globally, the number of people living with dementia is projected to triple by 2050. As a result of the quality of its medical research and the presence of the National Health Service, the UK plays an important role in advancing therapies for AD.

About XPro

XPro™ (XPro1595, pegipanermin) is a next-generation selective inhibitor of tumor necrosis factor (TNF) that is currently in clinical trials and acts differently than currently available TNF inhibitors in that it neutralizes soluble TNF (sTNF), without affecting trans-membrane TNF (tmTNF) or TNF receptors. XPro™ could potentially have substantial beneficial effects in patients with neurologic disease by decreasing neuroinflammation, decreasing neurodegeneration while improving synaptic function and promoting remyelination. For more information about the importance of targeting neuroinflammation in the brain to improve cognitive function and restore neuronal communication visit this section of the INmune Bio’s website.

About INmune Bio, Inc.

INmune Bio Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms that are both in clinical trials: The Dominant-Negative Tumor Necrosis Factor (DN-TNF) product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and a mechanistic driver of many diseases. DN-TNF product candidates are in clinical trials to determine if they can treat cancer (INB03™), Early Alzheimer’s disease, and treatment-resistant depression (XPro™). The Natural Killer Cell Priming Platform includes INKmune™ developed to prime a patient’s NK cells to eliminate minimal residual disease in patients with cancer. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic and solid tumor malignancies, and chronic inflammation. To learn more, please visit www.inmunebio.com.

Forward Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03™, XPro1595 (XPro™), and INKmune™ are still in clinical trials or preparing to start clinical trials and have not been approved by the US Food and Drug Administration (FDA) or any regulatory body and there cannot be any assurance that they will be approved by the FDA or any regulatory body or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:

David Moss, CFO
(858) 964-3720
info@inmunenbio.com

Investor Contact:

Jason Nelson
Core IR
(516) 842-9614 Ext: 823